EXHIBIT 99.1

ALTA MESA RESOURCES RECEIVES NASDAQ NOTICE REGARDING
NON-COMPLIANCE WITH CONTINUED LISTING STANDARDS

HOUSTON, August 21, 2019 (GLOBE NEWSWIRE) - Alta Mesa Resources, Inc. (NASDAQ: AMR, “Alta Mesa Resources” or the “Company”) today announced that The NASDAQ Stock Market LLC (“NASDAQ”) notified the Company on August 16, 2019 that it is not in compliance with NASDAQ Listing Rule 5250(c)(1) for continued listing due to the delay in filing its Quarterly Report on Form 10-Q for the quarter ended June 30, 2019. Previously, NASDAQ had granted the Company an exception until September 30, 2019 to file its delinquent Annual Report on Form 10-K for the year ended December 31, 2018, its delinquent Quarterly Report on Form 10-Q for the period ended March 31, 2019 and its Quarterly Report on Form 10-Q for the period ended June 30, 2019. The Company is required to submit an update to its original plan to regain compliance with NASDAQ Listing Rule 5250(c)(1) for continued listing by September 3, 2019. Any additional exception to allow the Company to regain compliance with all delinquent filings will be limited to September 30, 2019. The notice has no immediate effect on the listing of the Company’s Class A Common Stock on NASDAQ’s exchange. The Company intends to submit its curative plan to NASDAQ prior to September 3, 2019 and is working to complete the Quarterly and Annual Reports to regain compliance.

Safe Harbor Statement and Disclaimer:

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, including but not limited to, the timing of the filing of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Alta Mesa Resources cautions you that these forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ from those referred to in such forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. Except as otherwise required by applicable law, Alta Mesa Resources disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.

About Alta Mesa Resources:
Alta Mesa Resources, Inc. is an independent energy company focused on the development and acquisition of unconventional oil and natural gas reserves in the Anadarko Basin in Oklahoma, and through Kingfisher Midstream, LLC, provides best-in-class midstream energy services, including crude oil and gas gathering, processing and marketing and produced water disposal to producers in the STACK play.

FOR MORE INFORMATION CONTACT: Bruce Connery, Al Petrie Advisors, bconnery@altamesa.net, 281-943-1375